Exhibit 12.1

Dollarama Group Holdings L.P.

Computation of ratio of earnings to fixed charges

	Predecessor			Successor(1)
							Pro Forma
	Fiscal Year Ended January 31,		February 1, 2004 to November 17, 2004	November 18, 2004 to January 31, 2005	Fiscal Year Ended January 31, 2006	Fiscal Year Ended February 4, 2007	Fiscal Year Ended February 4, 2007
	2003	2004
Earnings:
Earnings before income taxes	$57,761	$68,626	$51,977	$(22,679)	$36,683	$72,200	$47,964
Plus:
Fixed charges	12,018	14,680	11,685	13,434	71,903	70,105	93,976
Amortization of capitalized interest	—	—	—	—	—	—	—
Less: interest capitalized during period	—	—	—	—	—	—	—

	$69,779	$83,306	$63,662	$(9,245)	$108,586	$142,305	$141,940
Fixed charges:
Interest (expense or capitalized)	$3,893	$5,404	$3,927	$8,856	$45,547	$50,498	$73,485
Estimates portion of rent expense representative of interest	8,125	9,276	7,758	2,359	12,223	15,253	15,253
Amortization of deferred financing fees	—	—	—	2,219	7,527	4,354	5,238
Write-off of deferred financing fees	—	—	—	—	6,606	—	—

	$12,018	$14,680	$11,685	$13,434	$71,903	$70,105	$93,976
Ratio of earnings to fixed charges(2)	5.8x	5.7x	5.4x	—	1.5x	2.0x	1.5x

(1)	Immediately prior to the Acquisition, our predecessor acquired the assets of Aris Import Inc., the major importer and distributor used by our predecessor for imports from foreign sources. As a result, the financial data of the successor presented herein include the results of Aris Import Inc.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs, write-off of deferred financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For the period from November 18, 2004 to January 31, 2005, our earnings were insufficient to cover our fixed charges by $22.7 million. The ratio for the pro forma fiscal year ended February 4, 2007 is a supplement pro forma ratio to give effect to the 2006 Recapitalization as reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Earnings elsewhere in this prospectus.